Exhibit 99.1

X-energy Reports First Quarter 2026 Results

•
Revenues and grant income of $43 million, compared to revenues and grant income of $21 million in 1Q 2025
•
Raised approximately $1.1 billion in net proceeds through initial public offering (“IPO”) and began trading on the Nasdaq Global Select Market (“Nasdaq”) under the ticker “XE”
•
Submitted application to enter the United Kingdom's Generic Design Assessment (“GDA”) process for its Xe-100 High Temperature Gas-cooled Reactor (“HTGR”)
•
Received U.S. Nuclear Regulatory Commission (“NRC”) Environmental Assessment for Dow’s advanced nuclear project in Seadrift, Texas in May, with a Finding of No Significant Impact (“FONSI”)
•
Received Part 70 fuel fabrication license from the NRC, enabling commercial manufacturing for TRISO-X fuel
•
Signed key supply agreement with SGL Carbon for graphite supply and MOU with IHI Corporation for critical HTGR components
•
Exploring deployment of Xe-100 small modular reactors (“SMRs”) with Louisville Gas and Electric Company (“LG&E”) and Kentucky Utilities Company (“KU”), subsidiaries of PPL Corporation, in Kentucky, and with Talen Energy in Pennsylvania and across the PJM Interconnection Regional Transmission Organization (“PJM”)

ROCKVILLE, Md., June 4, 2026 – X-Energy, Inc. (NASDAQ: XE) (“X-energy” or the “Company”), a leading designer of advanced nuclear reactor technology and manufacturer of nuclear fuels, today announced first quarter 2026 financial results for X-Energy Reactor Company, LLC, the predecessor company to X-Energy, Inc., and operational highlights.

“Our first earnings announcement as a public company marks an important moment for X-energy and reflects the progress we are making to commercialize advanced nuclear technology at scale,” said J. Clay Sell, CEO of X-energy. “During the first quarter of 2026, we remained focused on advancing the development of the Xe-100 and TRISO-X fuel, while continuing to strengthen the regulatory and commercial foundation needed to support long-term deployment.”

“This quarter’s regulatory achievements reflect the strength of X-energy’s long-term approach to licensing and regulatory engagement,” Sell continued. “As the industry works to bring advanced nuclear technologies to market, we believe our ability to achieve first-of-their-kind regulatory approvals helps to establish a stronger foundation for the future commercialization and deployment of advanced nuclear at scale. At the same time, we continued strengthening the commercial foundation of the business through strategic supply chain partnerships, preliminary agreements with domestic utilities, and continued construction of our TX-1 fuel facility in Tennessee.”

Daniel Gross, CFO of X-energy added, “Our recent IPO enhanced X-energy’s liquidity profile, providing approximately $1.1 billion dollars in net proceeds of additional capital as we work on bringing advanced nuclear technologies to market. Supported by our industry-leading customer base, our IPO further bolsters our leadership in SMR deployment and commercialization.”

Operational Highlights

•
Project Milestones: In May, the NRC completed its Environmental Assessment as part of Dow’s Construction Permit Application for the proposed advanced nuclear project in Seadrift, Texas. The NRC’s review was completed ahead of schedule following a comprehensive independent analysis, concluding with a FONSI. The project is being partially funded under the U.S. Department of Energy's Advanced Reactor Demonstration Program (“ARDP”) and would provide both electricity and high-temperature industrial steam to Dow’s UCC Seadrift Operations. Development efforts are also currently underway for the first Amazon-backed project with Energy Northwest.

•
TRISO-X Fuel and TX-1/TX-2: Received a Special Nuclear Material License under Part 70 from the NRC, enabling TRISO-X to commercially manufacture fuel using high-assay low-enriched uranium (“HALEU”) at its first two commercial facilities (“TX-1” and “TX-2”) under an initial 40-year license. Vertical construction for TX-1 in Oak Ridge, Tennessee is underway and the facility remains on schedule for completion by the first half of 2028. In addition, irradiation testing for the TRISO-X pebble fuel is in progress at Idaho National Laboratory in collaboration with the NRC.
•
Strategic Partners: Entered into a 10-year graphite supply agreement for reactor components of the Company’s Xe-100 SMR, which supports its first commercial deployment for Dow’s Seadrift project under ARDP and is expected to provide a foundation of supply for future projects. Additionally, the Company signed a Memorandum of Understanding with IHI Corporation, a leading nuclear-grade supplier for critical components used in X-energy’s HTGR, to explore opportunities for commercial-grade manufacturing of nuclear-grade components.
•
Business Development: Announced a collaboration with LG&E and KU, subsidiaries of PPL Corporation, to explore deploying Xe-100 SMRs in Kentucky to meet growing energy demand across the Commonwealth, and large load customers, including data centers. Early project feasibility activities have begun and could potentially be supported by the state’s Nuclear Reactor Site Readiness Pilot Program, which includes a $75 million grant initiative to support nuclear site feasibility studies, applications for early site and construction permitting, and licensing. Three projects are expected to be selected to receive up to $25 million each. The Company also recently signed a Letter of Intent with Talen Energy to assess deploying three or more four-unit Xe-100 plants in Pennsylvania and across the PJM market to add clean baseload capacity to help support reliability and meet growing energy demand from onshoring of manufacturing, data centers, and electrification. Under the agreement, X-energy and Talen plan to conduct early-stage project development activities, including feasibility studies, site evaluations, and a project execution framework.
•
Regulatory: Submitted an application to enter the U.K.'s GDA process for its Xe-100 HTGR to advance the Company's commercial partnership with Centrica. Subject to acceptance, this is the established regulatory pathway for licensing new nuclear technologies, evaluating safety, security, safeguards, and environmental impact independent of site-specific applications in the U.K.

Coordination with the NRC for review of a construction permit application for a proposed advanced nuclear project at The Dow Chemical Company’s UCC Seadrift, Texas site is ongoing. Dow and X-energy’s Construction Permit Application for the proposed advanced nuclear project in Seadrift, Texas, achieved a historic milestone as the first commercial reactor to receive environmental clearance through an Environmental Assessment instead of a years-long Environmental Impact Statement. Following a comprehensive independent analysis, the NRC completed its assessment ahead of schedule and issued a FONSI.

•
Corporate: On April 24, 2026, the Company began trading on Nasdaq under the ticker “XE” and on April 27, 2026, the Company closed its IPO, raising approximately $1.1 billion in net proceeds. The use of proceeds is intended for working capital and other general corporate purposes, which may include research and development and sales and marketing activities, general and administrative matters, and capital expenditures, including spending necessary for supply chain and procurement activities, in addition to potentially funding future growth projects.

1Q 2026 Financial Results

	Three Months Ended March 31,
(Dollars in millions)	2026	2025	% Change
Total revenues and grant income	$43.4	$20.8	109%
Total operating expenses	109.5	47.1	133%
Net cash used in operating activities	(67.3)	(41.9)	61%
Net cash used in investing activities	(166.0)	(1.7)	9,602%
Net cash provided by (used in) financing activities	(1.1)	50.9	(102)%

Total Revenues and Grant Income in the three months ended March 31, 2026 were $43.4 million, including $39.9 million of Services Revenue and $3.5 million of Grant Income. Total Revenues and Grant Income increased 109% compared to the three months ended March 31, 2025 primarily due to a $21.6 million increase in revenue and grant income from the

ARDP Agreement with the Department of Energy (“DOE”). This was driven by an increase in activities and nature of services performed.

Total Operating Expenses in the three months ended March 31, 2026 were $109.5 million, including $65.4 million of Direct Costs. Total Operating Expenses increased 133% compared to the three months ended March 31, 2025 primarily due to an increase of $36.6 million in Direct Costs and an increase of $26.1 million in Selling, General, and Administrative expenses. The increase in Direct Costs was driven by increases of $12.0 million and $11.7 million in subcontracting costs and direct materials, respectively, which were driven by an increase in activity related to the ARDP Agreement, and an increase of $11.4 million in direct labor costs which was driven by an increase in employee headcount to support activity under the ARDP Agreement. The increase in Selling, General, and Administrative expenses was primarily due to an $8.7 million increase in payroll-related costs due primarily to increases in employee headcount and a $3.1 million increase in unit-based compensation expense due to new grants made during the year ended December 31, 2025. Selling, General and Administrative expenses further increased by $6.1 million due to contractor costs related to corporate projects and a $5.2 million increase in professional fees and enterprise software costs for general corporate use.

Net Cash Used in Operating Activities in the three months ended March 31, 2026 was $67.3 million, a 61% increase compared to the three months ended March 31, 2025, primarily due to an increase in activity on the ARDP Agreement, an increase in corporate headcount, and an increase in enterprise software costs and corporate contractors.

Net Cash Used in Investing Activities in the three months ended March 31, 2026 was $166.0 million, reflecting $43.0 million of capital expenditures and $28.8 million of reimbursements for capital expenditures received from the DOE under the ARDP. The increase in Net Cash Used in Investing Activities compared to the three months ended March 31, 2025 was primarily due to purchases of investments of $189.9 million, and a $31.7 million increase in capital expenditures related to the construction of facilities, including TX-1. These increases in cash outflows were partially offset by a $38.1 million increase in proceeds from investment maturities and a $19.3 million increase in reimbursements received during the period for capital expenditures qualifying under government grant programs compared to the three months ended March 31, 2025.

1Q 2026 Liquidity

(Dollars in millions)	March 31, 2026	December 31, 2025	% Change
Cash and cash equivalents	$224.1	$458.9	(51)%
Short-term investments	449.5	304.9	47%
Long-term investments	270.4	261.5	3%
Total liquidity	$944.0	$1,025.3	(8)%

Cash and Cash Equivalents totaled $224.1 million as of March 31, 2026. Short-term investments totaled $449.5 million and Long-term investments totaled $270.4 million, for total liquidity of $944.0 million as of March 31, 2026. The Company had no debt outstanding as of March 31, 2026 and December 31, 2025. Additionally, on April 24, 2026, the Company began trading on Nasdaq under the ticker “XE” and on April 27, 2026, the Company settled its IPO, raising approximately $1.1 billion in net proceeds.

Project Pipeline

As of March 31, 2026, the Company’s project pipeline consisted of 144 reactors across the U.S. and U.K. for approximately 11.5 gigawatts electric, assuming each customer exercises its contingent rights in full. X-energy’s three high-quality customers, Dow, Amazon, and Centrica, are expected to underpin the deployment of the initial fleets of Xe-100 reactors.

Conference Call

X-energy will host a conference call today at 8:00 a.m. ET to discuss the results. A live audio webcast of the conference call can be accessed on the Investor Relations page of the Company's website by visiting https://investors.x-energy.com, along with the Company's presentation materials. A replay of the webcast will be available on the website for at least 30 days following the event.

About X-energy

X-energy is a leading designer of advanced small modular nuclear reactors (“SMR”) and fuel technology developed to establish a new standard in clean, safe, reliable energy. X-energy's intrinsically safe Xe-100 high-temperature gas-cooled reactor and TRISO-X particle fuel expand applications for nuclear technology, with commercial projects across grid, industrial, and AI. Together, X-energy's technology drives enhanced safety, lower cost, faster construction timelines, and scalable deployment when compared with other SMRs and conventional nuclear. For more information, visit X-energy.com or connect with us on X or LinkedIn.

Contacts

Investor Relations

Patricia Gil

+1 301.558.3040

investors@x-energy.com

Media

Robert McEntyre

+1 240.673.6565

media@x-energy.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements can be identified by the fact they do not relate strictly to historical or current facts. Words such as “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable,” the negative version of these words, or similar terms and phrases may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements relating to our strategic and operational plans, including completion of construction for our initial fuel fabrication facility, our ability to receive regulatory approvals and on accelerated timeframes, expected project deployment timeline, the ability of our initial collaborations to turn into customers, expected use of IPO proceeds, the success of our supply chain partnerships, future growth, and the outlook of our business.

These forward-looking statements are neither promises nor guarantees and are subject to a number of risks, uncertainties, and assumptions. Actual results may differ materially as a result of a number of factors, including, without limitation, our ability to achieve final investment decisions from our customers; our ability to realize our plans to deliver a commercial Xe-100; our projects may be subject to delays or setbacks; our liquidity and ability to raise capital; changes or delays in support from the U.S. government, including ARDP; changes, delays, or an inability to receive licenses or other governmental approvals necessary for our reactors and fuel facilities; uncertainty and changes in our expected costs, schedules and unit economics due to inflation, supply chain constraints (including our customers' access to HALEU and certain other materials), labor availability, site-specific factors and first-of-a-kind risks; our limited operating experience at intended scale and the possibility that latent design or operational issues may emerge; our reliance on a limited number of specialized suppliers and exposure to supply disruptions, quality issues, and trade policy changes; safety, security, and cybersecurity incidents; the nascent and uncertain market adoption of SMRs and the possibility that demand may grow more slowly than expected or customers may defer or cancel projects; competition from competitors with potentially greater resources or lower costs; our reliance on key partners and customers and the risk that changes in partner priorities or timelines could materially affect commercialization; customer contractual terms that may constrain capacity allocation and compress margins; our fuel business dependence on licensing and scaling fuel fabrication facilities and the risk of delays in NRC licensing or facility construction; changes in laws, regulations, incentives, energy market rules, export controls, or government policies; shifts in public perception and political support for nuclear energy; our dependence on key personnel and ability to hire and retain talent; and our ability to obtain, maintain, or enforce IP rights. The foregoing list of factors is not exhaustive. Additional information concerning these and other factors can be found in the section entitled “Risk Factors” in our prospectus dated April 23, 2026, filed with Securities and Exchange Commission ("SEC")

on April 27, 2026, and in subsequent filings we make with the SEC. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026.

Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, our results may differ materially from our expectations and projections. Any forward-looking statements made herein speak only as of the date of this press release, and you should not rely on forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, performance or achievements reflected in the forward-looking statements will be achieved or will occur. Except as required by law, X-energy does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

X-ENERGY REACTOR COMPANY, LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except units)

(unaudited)

	March 31, 2026	December 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$224,076	$458,932
Short-term investments	449,509	304,908
Accounts receivable	21,962	32,940
Unbilled receivables and contract assets	51,159	41,529
Prepaid and other current assets	23,493	11,491
Due from related parties	4,182	4,580
Total current assets	774,381	854,380
Long-term investments	270,438	261,458
Restricted cash	4,210	3,698
Property and equipment, net	73,381	50,105
Operating lease right-of-use assets	23,468	22,696
Other long-term assets	50,134	18,934
Total assets	$1,196,012	$1,211,271
LIABILITIES, MEZZANINE EQUITY, AND MEMBERS’ DEFICIT
Current liabilities
Accounts payable	$10,036	$3,363
Accrued liabilities	75,013	51,217
Due to related parties	4,299	4,225
Total current liabilities	89,348	58,805
Long-term deferred revenue	18,045	15,153
Long-term operating lease liabilities	24,789	20,887
Warrant liabilities	17,898	274,166
Total liabilities	150,080	369,011
Mezzanine equity
Class A Common Units: 367,055,779 Units authorized, 3,128,026 Units issued and outstanding as of March 31, 2026, and 367,055,779 Units authorized, 3,128,026 Units issued and outstanding as of December 31, 2025	1,800	1,800
Class B Common Units: 41,149,242 Units authorized, 18,820,205 Units issued and outstanding as of March 31, 2026, and 41,149,242 Units authorized, 16,838,205 Units issued and outstanding as of December 31, 2025	93,541	93,353
Series A redeemable convertible preferred Units: 90,625,588 Units authorized, issued and outstanding as of March 31, 2026, and 90,625,588 Units authorized, issued and outstanding as of December 31, 2025; liquidation preference of $52,146 as of March 31, 2026 and $52,146 as of December 31, 2025	218,408	218,408
Series A-1 redeemable convertible preferred Units: 8,808,351 Units authorized, issued and outstanding as of March 31, 2026, and 8,808,351 Units authorized, issued and outstanding as of December 31, 2025; liquidation preference of $67,250 as of March 31, 2026 and $67,250 as of December 31, 2025	21,477	21,477
Series B redeemable convertible preferred Units: 11,643,171 Units authorized, issued and outstanding as of March 31, 2026, and 11,643,171 Units authorized, issued and outstanding as of December 31, 2025; liquidation preference of $121,000 as of March 31, 2026 and $120,214 as of December 31, 2025	101,382	101,382
Series C redeemable convertible preferred Units: 41,418,916 Units authorized, 39,963,592 Units issued and outstanding as of March 31, 2026, and 41,418,916 Units authorized, 39,963,592 Units issued and outstanding as of December 31, 2025; liquidation preference of $305,114 as of March 31, 2026 and $305,114 as of December 31, 2025	265,797	265,797
Series C-1 redeemable convertible preferred Units: 162,246,180 Units authorized, 127,484,336 Units issued and outstanding as of March 31, 2026, and 162,246,180 Units authorized, 107,908,114 Units issued and outstanding as of December 31, 2025; liquidation preference of $1,033,739 as of March 31, 2026 and $874,999 as of December 31, 2025	1,051,881	686,715
Series D redeemable convertible preferred Units: 48,154,955 Units authorized, issued and outstanding as of March 31, 2026, and 48,154,955 Units authorized, issued and outstanding as of December 31, 2025; liquidation preference of $700,000 as of March 31, 2026 and $700,000 as of December 31, 2025	677,623	677,623
Total mezzanine equity	2,431,909	2,066,555
Accumulated deficit	(1,402,562)	(1,236,345)
Accumulated other comprehensive income (loss)	26	(117)
Additional paid-in capital	16,559	12,167
Total members’ deficit	(1,385,977)	(1,224,295)
Total liabilities, mezzanine equity, and members’ deficit	$1,196,012	$1,211,271

X-ENERGY REACTOR COMPANY, LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2026	2025
Services revenue(1)	$39,906	$17,091
Grant income	3,517	3,713
Total revenues and grant income	43,423	20,804
Operating expenses
Direct costs	65,359	28,724
Selling, general and administrative	44,117	17,980
Research and development	55	402
Total operating expenses	109,531	47,106
Operating loss	(66,108)	(26,302)
Other income (expense)
Interest expense	—	(124)
Interest income	8,929	5,477
Other income (expense), net	(109,038)	10,737
Total other income (expense), net	(100,109)	16,090
Net loss	$(166,217)	$(10,212)
Other comprehensive income (loss)
Foreign currency translation adjustment	143	(210)
Changes in fair value of liabilities under fair value option attributable to changes in instrument-specific credit risk	—	153
Other comprehensive income (loss)	143	(57)
Comprehensive loss	$(166,074)	$(10,269)

__________

(1)
Includes related party revenue of $1.9 million and $2.7 million for the three months ended March 31, 2026 and 2025, respectively.

X-ENERGY REACTOR COMPANY, LLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net loss	$(166,217)	$(10,212)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	451	226
Unit-based compensation	4,265	65
Mark-to-market loss (gain) on warrant liabilities	108,899	(10,968)
Mark-to-market loss on C-2 Notes	—	387
Accretion and amortization on investments	(1,122)	—
Changes in operating assets and liabilities:
Accounts receivable and unbilled receivables	5,293	(22,071)
Prepaid and other current assets	(7,118)	(1,622)
Due from related parties	399	8,213
Operating lease right-of use assets	2,694	291
Accounts payable and accrued liabilities	13,621	(6,053)
Long-term deferred revenue	2,892	—
Accrued interest receivable	(653)	—
Other long-term assets	(31,201)	—
Due to related parties	72	367
Operating lease liabilities	473	(483)
Net cash used in operating activities	$(67,252)	$(41,860)
Cash flows from investing activities:
Capital expenditures	(42,967)	(11,225)
Reimbursement of capital expenditures under government grant	28,766	9,514
Purchase of investments	(189,906)	—
Proceeds from maturities on investments	38,100	—
Net cash used in investing activities	$(166,007)	$(1,711)
Cash flows from financing activities:
Payments of mezzanine equity issuance costs	—	(2,525)
Payment of debt issuance costs	—	(16)
Payment of deferred transaction costs	(1,550)	—
Proceeds from issuance of Preferred Units	500	53,424
Net cash provided by (used in) financing activities	$(1,050)	$50,883
Net effect of exchange rate	(35)	30
Net increase (decrease) in cash, cash equivalents, and restricted cash	(234,344)	7,342
Cash, cash equivalents and restricted cash at beginning of period	462,630	514,600
Cash, cash equivalents, and restricted cash at end of period	$228,286	$521,942